January 19, 2000


Mr. Daniel Stoks
5920 Ettington Drive
Suwanee, Georgia 30024

Dear Dan,

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc., and the Board of Directors of both, we are very pleased to confirm our verbal offer for the position of Senior Vice President, America's Sales. This position reports to the Executive Vice President, Global Sales and Services.

Cash Compensation. In this position, your annual base salary is $200,000. In addition, you are eligible to receive an annual incentive bonus of up to 100% of your annual base salary. The incentive bonus is paayble as follows: 50% based on the financial performance of the Company and 50% based upon management objectives. The bonuses will be payable under the plan submitted by you within the first ninety (90) days of your employment and approved by the Executive Vice President, Global Sales and Services. During the first twelve(12) months of your employmentwith the Company, you will earn a minimum of fifty percent (50%) of the bonuses, payable to you on a quarterly basis.

Sales Incentive. In addition to the foregoing, Manugistics will pay you an additional quarterly bonus (annualized at $100,000 per year) based on the achievement of sales goals for the America's sales team which will be established by the Executive Vice President of Global Sales and Services and agreed upon by yourself and the President and CEO.

Stock Options. We are alos pleased to offer you a stock option package as follows:

An option, granted as of your date of hire, to purchase 200,000 shares of Manugistics Group, Inc. common stock ("Manugistics Stock") in accordance with the Manugistics 1998 Stock Option Plan.

The vesting period for the stock options under this first option shall commence on the date of grant and vest over a four (4) year period, in equal monthly increments.

Mr. Daniel Stoks
January 19, 2000
Page Two

In keeping with Manugistics policy, all offers are contingent upon the successful completion of employment references.

Benefits. Effective on your first day of employment and as a key executive in the Company, you will be eligible for the comprehensive Manugistics benefits program in accordance with the Company's written plans and which includes:

      o   Stock Options - as set forth above
      o   Employee Stock Purchase Plan
      o   401(k) Retirement Plan
      o   Comprehensive Medical Care
      o   Dental Care
      o   Employee Vision Care
      o Life Insurance ($300,000 standard term life plus and additional $700,000 of term life at Manugistics expense).
      o   Accidental Death and Dismemberment Insurance
      o   Long-Term Disability
      o Exec-U-Care - provides reimbursement of up of out of pocket medical expenses above the Comprehensive Medial Care Program

Termination. If the Company terminates your employment for reasons other than cause, you will receive your base salary and benefits in accordance with the Company's payroll practices during the six (6) month period commencing on your termination date ("severance period"). In addition, if the Company termonates your employment for reasons othre than cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.

Change of Control. In the event that the Company has a change of control, which is defined as fifty one percent (51%) of the Company's voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of you outstanding options set out above shall immediately vest;
(b) if your responsibilities are significantly diminished or you are constructively terminated, i.e., your responsibilities no longer consist

Mr. Daniel S. Stoks
January 19, 2000
Page Three

of those reasonably associated with the position of Senior Vice President of America's Sales one hundred percent (100%) of the outstanding options set out above shall immediately vest.

Final Determination by Board. All compensation and benefits included as part of this offer will conform to the Company's standard policies, practices and plans. In the event of any questions with regard to the compensation and benefits described in this letter, the Compensation Committe of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

In keeping with Manugistics policy, all offers are contingent upon execution of Manugistics, Inc.'s Conditions of Employment.

Please signify your acceptance of this offer by signing and dating this letter.

We look forward to your joining Manugistics as a Senior Vice President effective January 20, 2000, and as a member of the Executive Committee. We are confident that the association will be mutually rewarding.

Sincerely,

/s/ Carl DiPietro for
---------------------
Gregory J. Owens

Accepted by:
/s/ Daniel S. Stoks
-------------------
Daniel S. Stoks